Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Valvoline Inc. 2016 Deferred Compensation Plan for Employees and Valvoline 401(k) Plan of our reports dated November 21, 2016, with respect to the consolidated financial statements of Ashland Global Holdings Inc. and Consolidated Subsidiaries and the effectiveness of internal control over financial reporting of Ashland Global Holdings Inc. and Consolidated Subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
December 16, 2016